Exhibit 5.1

June 3, 2024

Service Properties Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Re:	Service Properties Trust

8.375% Senior Guaranteed Unsecured Notes due 2029 and 8.875% Senior Guaranteed Unsecured Notes due 2032

Ladies and Gentlemen:

We have acted as counsel to Service Properties Trust, a Maryland real estate investment trust (the “Company”), and each of the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”) in connection with  the Company’s authorization for the issuance and sale of an aggregate of $700,000,000 in principal amount of the Company’s 8.375% Senior Guaranteed Unsecured Notes due 2029 (the “2029 Notes’’) and an aggregate of $500,000,000 in principal amount of the Company’s 8.875% Senior Guaranteed Unsecured Notes due 2032 (the “2032 Notes” and together with the 2029 Notes, the “Notes”), each of which will be guaranteed by the Guarantors (the “Guarantees”), to be issued pursuant to an Indenture, dated as of February 3, 2016 (the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee (the “Trustee”), to be supplemented by the Eleventh Supplemental Indenture and the Twelfth Supplemental Indenture, each to be dated on or about June 3, 2024 (the “Supplemental Indentures”), among the Company, the Guarantors and the Trustee (the Base Indenture, as so supplemented by the Supplemental Indentures, the “Indenture”). We understand that the Notes are to be offered and sold under the Company’s Registration Statement on Form S-3, No. 333-258975, as amended (the “Registration Statement”).

In connection with this opinion, we have examined and relied upon copies of (i) the Declaration of Trust, Certificate of Incorporation or Certificate of Formation, as applicable, and bylaws or limited liability company agreement, as applicable, of each of the Guarantors set forth on Schedule II hereto (the “Opinion Guarantors”), (ii) the Registration Statement, (iii) the final Prospectus dated August 20, 2021 (the “Base Prospectus”) relating to the Registration Statement, (iv) the final Prospectus Supplement to the Base Prospectus dated May 17, 2024, relating to the Notes and the Guarantees (the “Prospectus Supplement” and the Base Prospectus, as supplemented thereby, the “Prospectus”), (v) the Indenture, (vi) resolutions adopted by the Board of Trustees of the Company on May 13, 2024, and resolutions adopted by an Ad Hoc Pricing Committee of the Board of Trustees of the Company on May 17, 2024, each relating to the Notes and the Guarantees, (vii) and resolutions adopted by the board of directors or comparable governing body of the Opinion Guarantors. We have also examined and relied upon originals or copies of such records, agreements and instruments of the Company and the Guarantors, certificates of public officials and of officers of the Company and the Guarantors and such other documents and records, and such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies. As to any facts material to the opinions expressed herein, we have relied without independent verification upon certificates of public officials, upon statements of officers or other representatives of the Company and statements of fact contained in documents we have examined.

Service Properties Trust

June 3, 2024

We have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by, and has the requisite organizational and legal power and authority to perform its obligations under, the Indenture, that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations, and that the Indenture is and will be the valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.

We express no opinion herein as to any laws other than the laws of Commonwealth of Massachusetts, the State of New York, the Limited Liability Company Act of the State of Delaware (the “Delaware LLC Act”) and the federal laws of the United States. In connection with our opinions herein relating to the Delaware LLC Act, we call to your attention that such opinions are based solely upon our examination of the Delaware LLC Act as currently in effect (without regard to judicial interpretations thereof or rules or regulations promulgated thereunder). We are not admitted to practice law in the State of Delaware, and we expressly disclaim any opinions regarding Delaware contract law or general Delaware law that may be incorporated expressly or by operation of law into the Delaware LLC Act or into any limited liability company operating agreement or other document entered into pursuant thereto. Insofar as this opinion involves matters of Maryland law we have, with the Company’s permission, relied solely upon the opinion of even date herewith of Venable LLP, a copy of which we understand the Company is filing as Exhibit 5.2 to its Current Report on Form 8-K, to be dated on or about June 3, 2024 (the “Current Report”), and with respect to matters involving Maryland law our opinion is subject to the exceptions, limitations and qualifications set forth in such opinion.

Our opinion set forth below with respect to the good standing of the Opinion Guarantors in certain jurisdictions, other than HPT CW MA Realty Trust, is based solely upon certificates, dated various dates, to such effect issued by the Secretary of State (or comparable official) of such jurisdictions. Our opinion set forth below with respect to the existence of HPT CW MA Realty Trust is based solely on a certificate to such effect from its trustees.

Our opinion set forth below with respect to the validity or binding effect of the Notes or any obligations may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing, (iii) the possible unenforceability under certain circumstances of provisions providing for indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, and (iv) the effect of course of dealing, course of performance, oral agreements or the like that would modify the terms of an agreement or the respective rights or obligations of the parties under an agreement.

Service Properties Trust

June 3, 2024

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, (1) each of the Opinion Guarantors which, as set forth on Schedule II hereto, is a Delaware or New York corporation or limited liability company, has been duly formed, is validly existing as a limited liability company or corporation and is in good standing under Delaware or New York law, as applicable, (2) HPT CW MA Realty Trust exists as a trust under the laws of the Commonwealth of Massachusetts and (3) the Guarantees by the Opinion Guarantors have been duly authorized by the Opinion Guarantors, and, when the Notes have been (A) duly executed and delivered by the Company and authenticated by the Trustee as provided in the Indenture, and (B) duly delivered to the purchasers thereof against payment of the agreed consideration therefor, as provided in the Registration Statement, the Notes and the Guarantees will constitute valid and binding obligations of the Company and the Guarantors, as applicable, enforceable against the Company and the Guarantors, as the case may be, in accordance with their respective terms.

The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is rendered to you in connection with the offering of the Notes and the Guarantees under the Prospectus. We hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to the Current Report, which is incorporated by reference into the Registration Statement and the Prospectus, and to references to our firm under the caption “Legal Matters” in the Base Prospectus and in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP

Schedule I

Guarantors

Cambridge TRS, Inc., a Maryland corporation

Harbor Court Associates, LLC, a Maryland limited liability company

Highway Ventures Borrower LLC, a Delaware limited liability company

Highway Ventures LLC, a Delaware limited liability company

Highway Ventures Properties LLC, a Maryland limited liability company

Highway Ventures Properties Trust, a Maryland real estate investment trust

HPT Clift TRS LLC, a Maryland limited liability company

HPT CW MA Realty LLC, a Maryland limited liability company

HPT CW MA Realty Trust, a Massachusetts nominee trust

HPT CY TRS, Inc., a Maryland corporation

HPT Geary ABC Holdings LLC, a Maryland limited liability company

HPT Geary Properties Trust, a Maryland real estate investment trust

HPT IHG Chicago Property LLC, a Maryland limited liability company

HPT IHG GA Properties LLC, a Maryland limited liability company

HPT IHG-2 Properties Trust, a Maryland real estate investment trust

HPT IHG-3 Properties LLC, a Maryland limited liability company

HPT SN Holding, Inc., a New York corporation

HPT State Street TRS LLC, a Maryland limited liability company

HPT TA Properties LLC, a Maryland limited liability company

HPT TA Properties Trust, a Maryland real estate investment trust

HPT TRS IHG-2, Inc., a Maryland corporation

HPT TRS Inc., a Maryland corporation

HPT TRS MRP, Inc., a Maryland corporation

HPT TRS SPES II, Inc., a Maryland corporation

HPT TRS WYN, Inc., a Maryland corporation

HPT Wacker Drive TRS LLC, a Maryland limited liability company

HPTCY Properties Trust, a Maryland real estate investment trust

HPTWN Properties Trust, a Maryland real estate investment trust

SVC Gatehall Drive TRS LLC, a Maryland limited liability company

SVC Higgins Road TRS LLC, a Maryland limited liability company

SVC Holdings LLC, a Maryland limited liability company

SVC Jersey City TRS LLC, a Maryland limited liability company

SVC Mannheim Road TRS LLC, a Maryland limited liability company

SVC Minneapolis TRS LLC, a Maryland limited liability company

SVC Morris Plains TRS LLC, a Maryland limited liability company

SVC Nanuet TRS LLC, a Maryland limited liability company

SVC NJ TRS LLC, a Maryland limited liability company

SVC Randolph Street TRS LLC, a Maryland limited liability company

SVC Redondo Beach TRS LLC, a Maryland limited liability company

SVCN 1 LLC, a Delaware limited liability company

SVCN 2 LLC, a Delaware limited liability company

SVCN 3 LLC, a Delaware limited liability company

SVCN 4 LLC, a Delaware limited liability company

SVCN 5 LLC, a Delaware limited liability company

Schedule II

Opinion Guarantors

Highway Ventures Borrower LLC, a Delaware limited liability company

Highway Ventures LLC, a Delaware limited liability company

HPT CW MA Realty Trust, a Massachusetts nominee trust

HPT SN Holding, Inc., a New York corporation

SVCN 1 LLC, a Delaware limited liability company

SVCN 2 LLC, a Delaware limited liability company

SVCN 3 LLC, a Delaware limited liability company

SVCN 4 LLC, a Delaware limited liability company

SVCN 5 LLC, a Delaware limited liability company